Exhibit 10-13

February 22, 2002

Richard Bowers, President

TOR Minerals International, Inc.

722 Burleson Street

Corpus Christi, Texas 78402

Dear Dick:

Thank you for the opportunity to make the following commitment to you. Bank of America, N.A. (the "Bank") is pleased to have approved for Tor Minerals International, Inc.(the "Borrower") a credit facility consisting of a Revolving Line of Credit.

This Commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including without limitation, loan agreements, promissory notes, and collateral and security documents. All such documents must be satisfactory in form and substance to the Bank and its counsel.

The making and funding of any loan under this Commitment (in addition to any other conditions which may be required in the documents referred to in the preceding paragraph) is expressly subject to the following terms and conditions.

Return of the relationship to the local market will be conditioned upon the following:

  Return to compliance with the existing covenants contained in the Loan Agreement executed in conjunction with the existing note(s), along with any and all modifications thereto. The prerequisite covenant compliance test will be based on the Q1 financial statement that is required no later than May 31, 2002.
  The indebtedness due to Mr. Bernard Paulson will remain outstanding and subordinate to Bank of America, subject to certain conditions referred to later in this commitment.

Note amount: The note amount will be increased from $1.350 MM to $1.5 MM.

New Borrowing Base Components: The Borrowing Base will be amended in order to provide the Client with broader flexibility for financing its trading assets. The following are the Borrowing Base components:
  Accounts Receivable ("A/R"): Eligible A/R will consist of all accounts less than 60 days past due (e.g. Accounts with 30 day terms will be eligible up to 90 days from invoice date and accounts with 60 day terms will be eligible up to 90 days (Sherwin-Williams is the only account that will be allowed this treatment) from invoice date.). No Single account will be allowed to comprise more than $500M of the eligible amount.
  Inventory: 25% of the current market value, as established by the lower quoted price for bulk Australian rutile, not to exceed $500M. Client will include the appropriate current market price as quoted by "Industrial Minerals" and calculation of the inventory value based thereon in each Borrowing Base Certificate provided to the Bank of America.

It is required that all debt due to Mr. Paulson under the current loan agreement, with bank, remain in place. Subject to the following:

  Payment of interest is allowed within the framework of the Loan Agreement covenants (i.e. payments may be made as long as a covenant default is not created thereby).

  Payment of principal can be made annually, up to 25% of net profit, within the framework of the Loan Agreement covenants.

  Bank of America, at its sole discretion, may consider a request to take-out the subordinated indebtedness after 1 year of maintaining covenant compliance under the contemplated restated Loan Agreement, barring any material adverse changes to the Client, its products, industry or markets.

New covenants: The covenants monitoring the relationship will be "Standard Covenants" based on the financial statements issued in conjunction with the required reports for 10-K and 10-Q reports to the Securities and Exchange Commission for publicly traded companies, as follows:

	Proposed	12/31/01
Fixed Charge Coverage ratio:	> 1.25:1	0.05
Current Ratio:	> 1.5:1	1.12
TL/TNW:	< 2:1	1.01

If you find the terms and conditions of this Commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned. This Commitment shall become null and void if not accepted by May 30, 2002.

We appreciate the opportunity to provide you with the financial services of Bank of America, N.A.

Very truly yours,

Accepted and agreed to as of February 22, 2002:

BANK OF AMERICA, N.A.		Tor Minerals International, Inc.

By:	____________________________	By:	____________________________
	Ted Puckett, President		Richard Bowers, Presient & CEO
	Bank of America Corpus Christi		TOR Minerals International, Inc.